Exhibit 3.1

[Letterhead of Sutherland Asbill & Brennan LLP]

May 2, 2013

AmericaFirst Securities, Inc.

8150 Sierra College Blvd., Suite 290

Roseville, CA 95661

The Bank of New York Mellon

as Trustee of

AmericaFirst Quantitative Trust,

AmericaFirst Defensive Growth &

Income Portfolio (Series One)

2 Hanson Place

Brooklyn, New York 11217

Re:	AmericaFirst Defensive Growth & Income Portfolio, Series 1

Ladies and Gentlemen:

We have acted as counsel to AmericaFirst Defensive Growth & Income Portfolio, Series 1 (the “Trust”), a trust created pursuant to the Trust Agreement dated April 30, 2013, including the Standard Terms and Conditions of Trust referenced therein (the “Trust Agreement”), by and between AmericaFirst Securities, Inc., a Kansas corporation, as depositor, evaluator and supervisor thereunder (the “Depositor”) and The Bank of New York Mellon, as trustee (the “Trustee”), in connection with the preparation and filing by the Depositor with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-6 on June 7, 2012 (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer, issuance and sale under the Securities Act of units of fractional undivided interest in and ownership of the Trust (collectively, the “Units”).

As counsel to the Trust, we have participated in the preparation of the Registration Statement and the prospectus, dated as of May 2, 2013, included in Amendment No. 5 to the Registration Statement and filed with the Commission pursuant to the Securities Act (the “Prospectus”), and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following, and any other documents that we deem necessary in connection with rendering this opinion:

(i)	The Trust Agreement; and

(ii)	The resolutions of the stockholder of the Depositor relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, (b) the authorization of the issuance, offer and sale of the Units pursuant to the Registration Statement, and (c) the authorization of the execution and delivery of the Trust Agreement, certified as of the date hereof by an officer of the Depositor.

May 2, 2013

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials have been properly issued, (vi) that the Trust Agreement has been duly authorized, executed and delivered by the Trustee and constitute valid and binding obligations of the Trustee, (vii) that the Depositor is duly incorporated, validly existing and in good standing under the Kansas General Corporation Code, (viii) that the Depositor has the corporate power and authority to execute and deliver the Trust Agreement, and that the Trust Agreement has been duly authorized by the Depositor, and (ix) to the extent that execution and delivery of the Trust Agreement is governed by the laws of the State of Kansas, that the Depositor has duly executed and delivered the Trust Agreement. We also have assumed without independent investigation or verification the accuracy and completeness of all records made available to us by the Depositor, the Trust and the Trustee.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied upon certificates of public officials (which we have assumed remain accurate as of the date of this opinion), upon certificates and/or representations of officers of the Depositor, the Trust and the Trustee, upon such other certificates as we deemed appropriate, and upon such other data as we have deemed to be appropriate under the circumstances. We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

The opinions set forth below are limited to the effect of the laws of the State of New York, as in effect on the date hereof, and we express no opinion as to the applicability or effect of the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Units.

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, we are of the opinion that:

1.	The Trust Agreement has been executed and delivered by an authorized officer of the Depositor under the laws of State of New York to the extent that execution and delivery are governed by the laws of the State of New York and is a valid and binding obligation of the Depositor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, and other similar federal laws of the United States and of the State of New York affecting the rights and remedies of creditors generally and to general principles of equity (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity.

May 2, 2013

2.	Upon payment of the consideration for the Units as provided in the Trust Agreement and the Prospectus, the Units will be, when sold, validly issued and purchasers of the Units will not have any obligation to make payments to the Trust or its creditors (other than the purchase price for the Units, as set forth in the Prospectus) or contributions to the Trust or its creditors solely by reason of the purchasers’ ownership of the Units. Unitholders may be obligated to make certain payments provided for in Sections 3.14, 3.15 and 6.03 of the Trust Agreement.

The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (ii) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter. With respect to matters governed by the laws of the State of Kansas, we have relied upon the opinion of Berkowitz Oliver Williams Shaw & Eisenbrandt LLP.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ SUTHERLAND ASBILL & BRENNAN LLP